UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 12, 2013

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On April 12, 2013, School Specialty, Inc. (the “Company”) and certain of its wholly-owned subsidiaries (collectively with the Company, the “Debtors”) executed amendments to the following agreements:

 (A)

the Senior Secured Super Priority Debtor-in-Possession Credit Agreement by and among the Company, certain of its subsidiaries, U.S. Bank National Association, as Administrative Agent and Collateral Agent and the lenders party to the Ad Hoc Amendment (the “Ad Hoc Amendment”); and

 (B)

the Debtor-in-Possession Credit Agreement by and among Wells Fargo Capital Finance, LLC (as Administrative Agent, Co-Collateral Agent, Co-Lead Arranger and Joint Book Runner) and GE Capital Markets, Inc. (as Co-Collateral Agent, Co-Lead Arranger and Joint Book Runner and Syndication Agent), General Electric Capital Corporation (as Syndication Agent), and the lenders that are party to the Asset-Based Credit Agreement  and the Company and certain of its subsidiaries (the “ABL Amendment”).

The Ad Hoc Amendment, among other things, (1) sets a new schedule of milestones, based on certain revisions to the schedule of hearings related to the Debtors’ previously filed voluntary petitions (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”); (2) authorizes additional borrowing in an aggregate principal amount of $10,000,000 as early as April 25, 2013 (earlier than the May 2013 dates specified in the original agreement).

The ABL Amendment, among other things, (1) sets a new schedule of milestones, based on certain revisions to the schedule of hearings related to the Debtors’ Chapter 11 Cases, which corresponds to the milestones set in the Ad Hoc Amendment, and (2) attaches a revised budget to the agreement, as prepared by the Company.

The foregoing descriptions of the Ad Hoc Amendment, the ABL Amendment and the other agreements described herein do not purport to be complete and are qualified in their entirety by the full text of such agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: April 17, 2013	By: /s/ David Vander Ploeg
David Vander Ploeg Chief Financial Officer

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